Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Aveo Pharmaceuticals, Inc. 2019 Equity Incentive Plan, as amended, and the Aveo Pharmaceuticals, Inc. Amended and Restated 2010 Employee Stock Purchase Plan of Aveo Pharmaceuticals, Inc. of our reports dated March 14, 2022, with respect to the consolidated financial statements of Aveo Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Aveo Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 4, 2022